EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-effective Amendment No. 1 to the Registration Statement on Form S-8 pertaining to the Palomar Enterprises, Inc. Amended Employee Stock Incentive Plan for the Year 2004 No. 4 Non-Employee Directors and Consultants Retainer Stock Plan for the Year 2004 No. 4 of our report dated March 31, 2004 with respect to our audit of the financial statements of Palomar Enterprises, Inc. included in its Annual Report on Form 10-KSB as of December 31, 2003 and for the year then ended, filed with the Securities and Exchange Commission.




                                            /s/ EPSTEIN, WEBER & CONOVER, P.L.C.
Scottsdale, Arizona
November 4, 2004


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